Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation Reports Financial Results for Quarter and Year Ended December 31, 2007

Tampa, FL — (BUSINESS WIRE) – March 5, 2008 — UTEK Corporation (AMEX & LSE-AIM: UTK) today announced financial results for the three months and fiscal year ended December 31, 2007.

Year Ended 2007 Financial Results

For the year ended December 31, 2007, income from operations (revenue) was $20.3 million as compared to $57.0 million for the year ended December 31, 2006. Net income from operations for the year ended December 31, 2007 was $3.8 million, as compared to $19.9 million for the year ended December 31, 2006. Approximately 84% and 94% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the years ended December 31, 2007 and 2006, respectively.

The net decrease in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was $8.5 million or $0.94 per weighted average diluted share outstanding for the year ended December 31, 2007, as compared to $4.9 million or $0. 56 per weighted average diluted share outstanding for the year ended December 31, 2006.

The value of the Company’s investment portfolio was $30.4 million at December 31, 2007, as compared to $37.9 million at December 31, 2006. Net asset value per common share outstanding decreased to $4.85 at December 31, 2007, from $5.71 at December 31, 2006.

The Company ended the year with cash and cash equivalents, CDs and U.S. Treasuries of $6.8 million, total assets of $45.2 million and net assets of $43.7 million. The Company had no long-term debt outstanding at December 31, 2007.

Weighted average diluted shares outstanding were 8,989,234 and 8,786,605 for the years ended December 31, 2007 and 2006, respectively.

Fourth Quarter 2007 Financial Results

For the fourth quarter of 2007, income from operations (revenue) and net income (loss) from operations were $2.3 million and ($581,000), respectively, as compared to $8.5 million and $2.5 million, respectively, for the fourth quarter of the prior year. Approximately 70% and 91% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarter ended December 31, 2007 and 2006, respectively.

The net decrease in net assets from operations (including net income from operations plus realized and unrealized gains and losses on investments) for the fourth quarter of 2007 was $4.4 million, or $0.48 per weighted average diluted share outstanding as compared to the net decrease in net assets from operations of $17.1 million, or $1.91 per weighted average diluted share outstanding for the fourth quarter of 2006.

Weighted average diluted shares outstanding were 9,010,184 and 8,933,305 for the quarters ended December 31, 2007 and 2006, respectively.

Overview

UTEK is refining its corporate strategy for 2008 to expand our ability to better service our growing client base, including:

•	Positioning UTEK as the first full-service provider of Open Innovation services

•	Increasing the pricing for technology acquisition alliances

•	Continued diversification of our client base, and

•	The identification and, when appropriate, acquisition of companies that complement our Open Innovation strategy

Recently, we have taken steps to improve the efficiency of our business. Some of the improvements we have made include:

•	Expansion of our scientific review team for enhanced technology due diligence

•	Key management team hires:

•	Experienced head of business development formerly employed by IBM to oversee our sales efforts;

•	A professional in technology licensing who was formerly president of Lucent’s technology licensing business;

•	Experienced manager to run our TekScout™ on-line Open Innovation technology sourcing service;

•	Improvement of our technology search capabilities through our expanded proprietary technology database and internally developed search engine

•	Acquisition of Pharmalicensing.com, one of the world’s leading Open Innovation exchanges in the life sciences

•	Announced its pending acquisition of Strategos, Inc. to expand our service offerings to include innovation and strategic consulting

•	Launch of the TekScout™ Open Innovation Network to enable our clients to source solutions to development challenges from scientists and engineers worldwide

•	Engaged Professor Henry Chesbrough, the world’s thought leader on Open Innovation, as a strategic advisor to the Company

As a result of these efforts, we have experienced an increase in the number of active clients; currently we have in excess of 60 active client engagements. Our operational goal is to continue to increase the diversity of our clients, improve recurring cash revenue and enhance cash flow. As many of our clients are larger capitalization companies, it can be expected that transactions with clients may require additional time to close. This has resulted in a decrease in the number of executed technology transfers as well as a decrease in gross revenues in 2007 compared to 2006.

Client Makeup

In excess of 50% of all active U.S. client engagements are with companies whose securities trade on the NASDAQ, AMEX or NYSE as compared with 6% last year at this time. The average market capitalization of our publicly traded clients is in excess of approximately $1 billion vs. less than $20 million for 2006. Currently, 22% of our clients are based outside of the U.S., with the majority of such clients being in the UK and Israel, vs. approximately 9% during the same period last year.

Recent Developments

A 2007 study by the Aberdeen Group noted that approximately 30% of all the companies surveyed will implement an Open Innovation program within the next two years. We believe that the following recent developments will enable UTEK to better address this important business trend:

1) In January 2008, the Company acquired Pharmalicensing.com, a leading biopharmaceutical Open Innovation resource designed for professionals involved with partnering, licensing and business development worldwide. Actively supporting in- and out-licensing activities, Pharmalicensing provides partnering services, business development reports and industry news. Pharmalicensing has more than 1,000,000 pharmaceutical and life science industry visitors each year. We believe that this acquisition will enable us to expand our Open Innovation strategy by increasing our range of client services, especially in the life sciences. Through Pharmalicensing, we will be able to provide clients with the following services:

•	Out-licensing: Pharmalicensing offers a resource for clients to monetize their intellectual property, minimizing the time and costs associated with this activity.

•

Profiling: Designed to complement the client’s business development strategy, a Pharmalicensing profile exposes the client’s licensing requirements to a focused and targeted audience of the key decision-makers within the pharmaceutical and biotech industry.

•	Reports: Pharmalicensing publishes and distributes a range of business intelligence reports specializing in life sciences covering strategy, deal making trends and more.

•	Partnering tools: Provides clients with business critical information designed to enhance deal making effectiveness, including company and deal information and up to date industry news.

2) In February 2008, we announced the acquisition of Strategos, Inc., an innovation and strategy consulting firm providing services primarily to Fortune 500 companies. The transaction is expected to close in March 2008, subject to certain conditions and approvals. Strategos was established in 1995.

3) In March 2008, we launched the TekScout™ Open Innovation Network (www.tekscout.com). TekScout helps companies look outside of their internal R&D departments to address the challenge of completing R&D projects that they may not have the time or the internal capabilities to solve. The TekScout Open Innovation Network makes it easy for companies to post these projects in a secure environment and find scientists and engineers around the world who can complete them. It also helps qualified scientists and engineers find R&D challenges that need solving, and provides them both financial and intellectual rewards for their solutions.

Financial Position Information

The following tables contain comparative selected financial data as of December 31, 2007 and December 31, 2006 and for the three and twelve-month periods ended December 31, 2007 and 2006:

UTEK Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2007	December 31, 2006
ASSETS
Investments:
Non-affiliate investments (cost: 2007 - $31,588,337; 2006 - $41,786,374)	$6,705,850	$14,578,700
Affiliate investments (cost: 2007 - $43,779,616; 2006 - $22,354,448)	14,429,000	8,713,900
Controlled investments (cost: 2007 - $17,231,458; 2006 - $15,485,318)	7,768,561	10,001,772
U.S. Treasuries and certificates of deposit (cost: 2007 - $1,498,346; 2006 - $4,584,651)	1,498,346	4,584,651

Total investments	30,401,757	37,879,023
Cash and cash equivalents	5,254,576	9,685,111
Accounts receivable, net of allowance for bad debt	358,338	534,605
Prepaid expenses and other assets	378,248	375,007
Fixed assets, net	476,578	595,001
Goodwill	2,821,064	3,021,163
Intangible assets	123,812	190,100
Deferred tax asset	5,406,704	760,800

TOTAL ASSETS	45,221,077	53,040,810

LIABILITIES
Accrued expenses	790,693	595,764
Deferred revenue	755,836	1,463,884

TOTAL LIABILITIES	1,546,529	2,059,648

NET ASSETS	$43,674,548	$50,981,162

Commitments and Contingencies
Composition of net assets:
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 29,000,000 shares authorized; 9,011,276 and 8,936,009 shares issued and outstanding at December 31, 2007 and 2006, respectively	$90,114	$89,361
Additional paid-in capital	53,148,643	51,993,822
Accumulated income:
Accumulated net operating income	33,498,108	29,721,366
Net realized loss on investments, net of income taxes	(3,512,598)	(2,065,218)
Net unrealized depreciation of investments, net of deferred income taxes	(39,703,173)	(28,897,125)
Foreign currency translation adjustment	153,454	138,956

Net assets	$43,674,548	$50,981,162

Net asset value per share	$4.85	$5.71

UTEK Corporation

Consolidated Statements of Operations

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Income from operations:
Sale of technology rights	$16,372,550	$51,190,576	$1,537,000	$7,178,370
Consulting and other services	3,343,134	4,950,036	627,040	1,127,922
Investment income, net	585,265	812,325	105,775	168,156

	20,300,949	56,952,937	2,269,815	8,474,448
Expenses:
Acquisition of technology rights	3,815,844	12,945,145	645,000	1,708,369
Salaries and wages	3,518,769	3,430,327	855,113	1,091,166
Professional fees	1,358,668	1,320,108	240,060	405,262
Sales and marketing	2,035,860	3,127,841	547,472	355,307
General and administrative	2,837,909	3,865,432	732,477	776,511
Goodwill impairment	210,140	234,940	177,110	—

	13,777,190	24,923,793	3,197,232	4,336,615

Income (loss) before income taxes	6,523,759	32,029,144	(927,417)	4,137,833
Provision for income taxes (benefit)	2,747,017	12,084,937	(346,745)	1,597,157

Net income (loss) from operations	3,776,742	19,944,207	(580,672)	2,540,676

Net realized and unrealized gains (losses):
Net realized gains (losses) on investments, net of income tax expense (benefit) of $146,525 and $(873,256) for the three and twelve months ended December 31, 2007, respectively, and $(554,984) and $545,163 for the three and twelve months ended December 31, 2006, respectively	(1,447,380)	903,181	242,858	(919,861)
Net change in unrealized depreciation of investments, net of deferred income tax benefit of $(2,421,516) and $(6,519,665) for the three and twelve months ended December 31, 2007, respectively, and $(11,267,151) and $(15,540,139) for the three and twelve months ended December 31, 2006, respectively	(10,806,048)	(25,758,186)	(4,013,552)	(18,674,770)

Net decrease in net assets from operations	$(8,476,686)	$(4,910,798)	$(4,351,366)	$(17,053,955)

Conference Call at 10:00 a.m. EST on Wednesday, March 5, 2008

UTEK will hold a live conference call on Wednesday, March 5, 2008 at 10:00 a.m. EST to discuss its 2007 results. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

•	US and Canada: 866-672-2663

•	UK: 0800-032-3836

•	Other international: 973-582-2772

•	Conference call ID: #37524749

About UTEK Corporation

UTEK® is an open innovation company focused on technology transfer. UTEK’s services enable companies to acquire externally developed technologies from universities and research laboratories worldwide. In addition, UTEK provides services to help companies create value from their intellectual property. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:

UTEK Corporation

USA:

Tania Bernier

813-754-4330 x 223

UK:

Bankside Consultants

Steve Liebmann or Simon Bloomfield

+ 44 (0) 20-7367-8883